EXHIBIT 99.2

NEWS RELEASE DATED OCTOBER 2, 2008

♦NEWS♦

FOR RELEASE:  October 2, 2008

PetroHunter Energy Corporation Announces Debt to Equity Conversion

Denver, Colo. – October 2, 2008 – PetroHunter Energy Corporation (OTC BB: PHUN) today announced that its largest creditor, Global Project Finance AG, accepted restricted shares of PetroHunter common stock valued at $0.20 per share as payment of $6,520,015 in accrued interest. Global Project Finance has advanced $39.8 million since it provided PetroHunter with a credit facility in January 2007.

PetroHunter’s Chairman and CEO, Charles B. Crowell, stated, “This agreement demonstrates a tremendous amount of confidence by Global Project Finance in PetroHunter.  More importantly, it helps resolve our liquidity problem and transform PetroHunter Energy Corporation into a viable company with a solid future, as has been our goal for the past year.”

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company, and Sweetpea Corporation Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 20,000 net mineral acres in Colorado and an undivided 50 percent working interest in four exploration permits covering approximately seven million acres in Australia. For more information, please visit www.petrohunter.com.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1600 Stout Street, Suite 2000
Denver, Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 889-8371

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David E. Brody	Senior Vice President and General Counsel
(303) 572-8900

Investor Relations & Media Contact:

CTA Integrated Communications
Warren Laird, Vice President
Shirley Thompson, President & CEO
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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